Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated March 23, 2012, with respect to the financial statements of First Security Benefit Life Insurance and Annuity Company of New York, and to the use of our report dated April 27, 2012, with respect to the financial statements of the T. Rowe Price Variable Annuity Account of First Security Benefit Life Insurance and Annuity Company of New York, included in Post-Effective Amendment No. 19 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 33-83240) and the related Statement of Additional Information accompanying the Prospectus for the T. Rowe Price No-Load Variable Annuity.

 /s/ Ernst & Young LLP

 Kansas City, Missouri
April 27, 2012